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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
Earnings:
  Net loss.................................................  $(32,151)   $(50,561)   $(24,152)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P. ...................    81,861      50,561      24,152
       Interest expense....................................     2,510      22,197      21,202
                                                             --------    --------    --------
Earnings available to cover fixed charges(1)...............  $ 52,220    $ 22,197    $ 21,202
                                                             ========    ========    ========
Fixed charges -- interest expense and preferred
  dividends................................................  $ 52,220    $ 22,197    $ 21,202
                                                             ========    ========    ========
Ratio of earnings to fixed charges.........................        1x          1x          1x
                                                             ========    ========    ========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.
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                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1999         1998         1997
                                                          ---------    ---------    ---------
Net loss................................................  $(180,364)   $(129,543)   $ (67,586)
Dividends on redeemable preferred partnership
  interests.............................................    (52,220)     (22,197)     (21,202)
Capitalized interest....................................   (233,785)    (178,735)     (95,895)
                                                          ---------    ---------    ---------
Deficiency of earnings to cover fixed charges...........  $(466,369)   $(330,475)   $(184,683)
                                                          =========    =========    =========